Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LN-TM MERGER SUB, LLC

This Limited Liability Company Agreement (the “Agreement”), of LN-TM Merger Sub, LLC, a Delaware limited liability company (the “Company”), is entered into by the undersigned (the “Member”), effective as of January 22, 2010.

The Member desires to form the Company as a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, §§ 18-101 et seq., as amended from time to time (the “Act”), for the purposes set forth herein, and, accordingly, desires to enter into this Agreement to set forth the terms and conditions of the business and affairs of the Company and to determine the rights and obligations of its Member.

NOW, THEREFORE, the Member, intending to be legally bound by this Agreement, hereby agrees that the limited liability company agreement of the Company shall be as follows:

1. Name. The name of the limited liability company formed hereby is LN-TM Merger Sub, LLC.

2. Organization. The Member hereby organizes the Company as a single-member limited liability company pursuant to the provisions of the Act. The Company was formed on January 22, 2010 upon the filing of its initial certificate of formation (the “Certificate of Formation”) in the Office of the Secretary of State of the State of Delaware. Kimberly Thompson is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Member from time to time. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3.

4. Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.

5. Member. The name and address of the Member is:

LN-TM Holdco #2, LLC

9348 Civic Center Drive

Beverly Hills, California 90210

6. Capital Contributions. The Member has contributed capital to the Company in the amounts reflected on the books and records of the Company. The Member shall have no obligation to make any additional capital contributions to the Company. The Member may make such additional capital contributions to the Company as the Member determines are necessary, appropriate or desirable.

7. Management.

(a) The Member shall have the full right, power and authority to manage the affairs of the Company, to bind the Company, to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed by the Member to be necessary, appropriate or desirable to carry out or further the business of the Company. Without limiting the foregoing, the Member may establish a board of managers (the “Board”) having general management powers with respect to the management and operation of the business and affairs of the Company and shall be responsible for policy setting and approval of the overall direction of the Company. The Board shall consist of one (1) or more individuals appointed to act as “managers” of the Company within the meaning of the Act (the “Managers”). The Board shall initially be comprised of such number of Managers as shall be determined by the Member, and shall thereafter be subject to further increase or decrease by the Member or by the affirmative vote of a majority of the Managers on the Board. Each Manager shall hold office until his or her death, resignation or removal by the Member. If a vacancy occurs on the Board, such vacancy may be filled by the Member or by the affirmative vote of a majority of the Managers on the Board.

(b) The Board shall meet at such times and places as are established by the Board or at such other times and places as may be necessary for the conduct of the Company’s business upon not less than two (2) business days prior notice of the time and place of such meeting given by the Member or a majority of the Managers on the Board. Notice of regular meetings of the Board shall not be required. Managers may waive in writing the requirements for notice before, at or after a special meeting of the Board, and attendance at such a meeting (whether in person, by telephone or through another Manager by power of attorney) without objection by a Manager shall be deemed a waiver of such notice requirement. At least a majority of the Managers on the Board (present in person, by telephone or through another Manager by power of attorney) shall constitute a quorum for the transaction of business by the Board. Approval by the Board of any matter shall require the vote of a majority of the Managers on the Board voting at a duly held meeting of the Board or as otherwise provided in this Section 7. Any Manager unable to attend a Board meeting either in person or by telephone shall be permitted to give a written power of attorney to another Manager, and such other Manager may then vote at such meeting on behalf of the absent Manager. Any meeting of the Board may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic meeting held pursuant to this Section 7 shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Managers on the Board consent thereto in writing. In addition, if at any regularly scheduled meeting or special meeting called in accordance with the provisions of this Section a quorum for the transaction of business is not obtained, any action required or permitted to be taken at such meeting in the presence of a quorum may still be taken if the number of Managers required to approve such action consents thereto in writing.

(c) In addition, either the Member or the majority of the Managers on the Board may appoint officers of the Company using any titles (including, without limitation, Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Secretary and Assistant Secretary) and may delegate all or some decision-making duties and responsibilities to such individuals. Any such officers shall serve at the pleasure of the Member and the Board. To the extent delegated by the Member or the Board, officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member or the Board, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware.

(d) No delegation of authority hereunder shall cause the Member to cease to be a Member.

8. Distributions and Allocations. All distributions of cash or other assets of the Company shall be made and paid to the Member at such time and in such amounts as the Member may determine. All items of income, gain, loss, deduction and credit shall be allocated to the Member.

9. Tax Status. For United States federal income tax purposes, at all times that the Member is the sole member of the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

10. Capital Accounts. At all times during a No Tax Entity Period, the Company shall not be required to establish or maintain capital accounts. At all other times, as necessary, a capital account shall be maintained for each Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

11. Liability of Members; Indemnification.

(a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for any debts, liabilities or obligations of the Company.

(b) The Company shall, to the fullest extent provided or allowed by law, indemnify, save harmless and pay all judgments and claims against the Member, each of the Member’s officers, directors, agents, affiliates, heirs, legal representatives, successors and assigns and any Managers and/or officers appointed by the Member or the Board (each, an “Indemnified Party”) from, against and in respect of any and all liability, loss, damage, cost and expense incurred or sustained by the Indemnified Party in connection with the business of the Company or by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys’ fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys’ fees may be paid as incurred), and any amounts expended in the settlement of any claims of liability, loss or damage. The provisions of this section shall be in addition to and not in limitation of any other rights of indemnification and reimbursement or limitations of liability to which an Indemnified Party may be entitled under the Act, common law, or otherwise.

12. Books and Records. The Member shall keep, or cause to be kept true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company. The Company’s taxable and fiscal years shall be the same as the taxable and fiscal years of the Member.

13. Term. The term of the Company shall continue until the Company is dissolved. The Company shall be dissolved upon the first to occur of (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under the Act.

14. Invalid Provisions. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to validate any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.

15. Amendment. This Agreement may not be altered or modified except by the written consent of the Member.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

17. Headings. The article and section headings in this Agreement are inserted as a matter of convenience and are for reference only and shall not be construed to define, limit, extend or describe the scope of this Agreement or the intent of any provision.

[continued on signature page]

IN WITNESS WHEREOF, the undersigned member, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first set forth above.

LN-TM HOLDCO #2, LLC

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Title:	Executive Vice President, General Counsel and Secretary